EXHIBIT 23.1



                          INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Carolina First Corporation

We consent to incorporation by reference into the registration statements (Nos. 33-82668, 33-82670, 33-80822, 33-25424, and 33-79668) on Form S-8 and
registration statement (No. 333-06975) on Form S-3 of Carolina First Corporation of our report dated January 21, 1997, relating to the consolidated balance sheets of Carolina First Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1996 annual report on Form 10-K of Carolina First Corporation.




                                            (signature of KPMG Peat Marwick LLP
                                                 appears here)


KPMG Peat Marwick
Greenville, South Carolina
March 25, 1997





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